SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                         ----------------------------

                                  FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


   Date of Report (DATE OF EARLIEST EVENT REPORTED):    FEBRUARY 10, 1998


                                 TENERA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        Delaware                   1-9812                 94-3213541
(STATE OR OTHER JURISDICTION    (COMMISSION             (IRS EMPLOYER
   OF INCORPORATION)            FILE NUMBER)           IDENTIFICATION NO.)


                  One Market Street, Spear Tower, Suite 1850,
                  San Francisco, California                        94105
                 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)        (ZIP CODE)


                                 (415) 536-4744
               (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

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ITEM 5. OTHER EVENTS

On February 10, 1998, the registrant TENERA, Inc. ("TENERA" or the "Company") was notified by the Superior Court for Alameda County of the trial judge's decision against the defendants in the action entitled PLM Financial Services, Inc. v TERA Corporation, et al. (CAse No. 746 439-0), in which TENERA and others were named as defendants. The action involved a guaranty by a predecessor of TENERA of obligations arising in connection with wind turbines sold to PLM and leased back to a former subsidiary of the predecessor by PLM.
As previously reported by the company, the trial in this matter was concluded in August 1997 and the Company has been awaiting the Court's decision since that time. Damages were not specified in the Court's decision, and it is unclear from the ruling whether the judgement is against all defendants and, if it is, whether TENERA's share will be less than the total amount of the judgement. Based on the Court's decision, however, the judgement ultimately entered by the Court could aggregate in excess of $1,000,000. TENERA anticipates that post trial proceedings will clarify the extent of its liability.
As previously reported by the Company, if TENERA is ultimately held responsible for all or a significant portion of the total judgement entered by the Court, such an outcome would have a material adverse impact on the financial position, results of operations and cash flows of the Company as of and for the year ended December 31, 1997. Moreover, the judgement ultimately entered and the expense of an appeal of the Court's judgement, if such an appeal is undertaken, could have a material adverse impact on the financial condition of the Company. Further, there can be no assurance that such an appeal, if undertaken, would be successful. Once its total exposure has been clarified, TENERA will determine what future actions, if any, will be taken in connection with this matter.


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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TENERA, Inc.

                                       By:/s/  JEFFREY R. HAZARIAN
                                          ---------------------------
                                       Jeffrey R. Hazarian
                                       Executive Vice President
                                       Chief Financial Officer


Date:  February 27, 1998



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